UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/13/2013

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 13, 2013, News Corporation (the "Company") announced that David F. DeVoe will retire as Chief Financial Officer of the Company at the end of the fiscal year. Mr. DeVoe will maintain his seat on the Company's Board of Directors and remain employed by the Company under the terms of his current employment agreement as a Senior Advisor. On the same day, the Company announced that John Nallen has been appointed Senior Executive Vice President and Chief Financial Officer of the Company, which will be re-named Twenty-First Century Fox, Inc. and hold the Company's media and entertainment businesses following the Company's separation on June 28, 2013 into two independent publicly-traded companies. Mr. Nallen's appointment is effective July 1, 2013.

Mr. Nallen, 56, has served as Executive Vice President and Deputy Chief Financial Officer of the Company since 2001, focusing on capital market and merger and acquisition transactions and overseeing various functional areas, including corporate finance, tax, corporate IT, internal audit and planning and analysis. He joined the Company in 1995 after 16 years at Arthur Andersen where he became a CPA and a partner leading its Media Industry Practice.

The compensatory arrangements for Mr. Nallen's service as Senior Executive Vice President and Chief Financial Officer have not yet been determined.

Mr. Nallen has neither family relationships nor related person transactions with the Company that would require disclosure under Items 401(d) or 404(a) of Regulation S-K in connection with his appointment described above.

A copy of the Company's press release announcing the above matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit
Number          Description

99.1                 Press release of News Corporation, dated June 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: June 13, 2013	By:	/s/ Janet Nova
Janet Nova
Senior Vice President and Deputy General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press release of News Corporation, dated June 13, 2013.